Preliminary Term Sheet

(To the Prospectus dated August 31, 2007, the Prospectus Supplement dated September 4, 2007, the Information Supplement dated

December 12, 2007 and Index Supplement dated September 4, 2007)

Filed Pursuant to Rule 433

Registration No. 333-145845

August 26, 2008

Preliminary Term Sheet dated August 26, 2008

(To the Prospectus dated August 31, 2007 and

Prospectus Supplement dated September 4, 2007)

$TBD Super Track Notes due January 11, 2013 Linked to the Performance of a Basket of Equity Indices and Exchange Traded Funds Medium-Term Notes, Series A, No. E-2565

Issuer:	Barclays Bank PLC(Rated AA/Aa1‡)

Initial Valuation Date:	September 25, 2008

Issue Date:	September 30, 2008

Final Valuation Date:	January 8, 2013*

Maturity Date:	January 11, 2013*

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	A basket comprised of the following equity indices (each an “Index”, and together, the “Indices”) and an exchange-traded fund (the “ETF”) (each of the Indices and the ETF a “basket component”, and together, the “basket components”):

Index	Bloomberg Ticker	Weight	C(i) Initial (as defined below)
S&P 500 Index	SPX <Index>	70%	[—]
Russell 2000 Index	RTY <Index>	10%	[—]

ETF	Bloomberg Ticker	Weight	C(i) Initial (as defined below)
iShares® MSCI EAFE Index Fund	EFA UP <Equity>	20%	[—]

Buffer Percentage:	20%

Participation:	107.00%-112.00%* * Actual participation date will be determined on the basket initial valuation date.

Payment at Maturity:

Assuming a participation rate of 107.00%, if you hold your notes to maturity, you will receive a cash payment determined as follows:

•        If the basket performance is equal to or greater than zero, you will receive (a) the principal amount of your Notes plus (b) the principal amount multiplied by the product of (i) the basket performance and (ii) the participation rate:

$1,000 + [$1,000 x (basket performance x 107.00%)]

•        If the basket performance is less than 0% and equal to or greater than -20%, you will receive the principal amount of your Notes; and

•        If the basket performance is less than -20%, you will receive a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the basket performance and (ii) the buffer percentage:

$1,000 + [$1,000 x (basket performance +20%)]

If the basket performance declines by more than 20%, you will lose 1% of the principal amount of your Notes for every 1% that the basket declines past 20%. You may lose up to 80% of your initial investment.

Basket Performance:

The basket performance equals the weighted average of the percentage change (which may be positive or negative) in the value of each of the basket components from and including the basket initial valuation date to and including the basket final valuation date. The basket performance will be calculated as follows:

C(i) Initial = The closing level or the closing price of each basket component, as applicable, on the basket initial valuation date;

C(i) Final = The closing level or the closing price of each basket component, as applicable, on the basket final valuation date; and

W(i) = Weighting of each basket component, as stated above.

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	TBD

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Notes with an Equity Security as the Reference Asset” in the prospectus supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated Prospectus dated August 31, 2007, the Prospectus Supplement dated September 4, 2007, the Index Supplement dated September 4, 2007 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in the offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement and final pricing supplement (when completed) and this term sheet if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

This material is not a confirmation of a transaction and is for informational purposes only. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. This material may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions or confirmations. In the event of any inconsistency between this term sheet and any pricing supplement with respect to a transaction related to the securities discussed herein, such pricing supplement shall govern.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change.

In the event that Barclays were to enter into a transaction with you, Barclays will not do so as your fiduciary or advisor. Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Barclays, or any of its affiliates may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation, asset, entity or index, and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, and any relevant prospectus supplement, pricing supplement or free writing prospectus relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

If the Notes described herein are linked to or based on an index, the Notes are not sponsored, endorsed, sold or promoted by any index sponsor. The trademarks, service marks or registered trademarks of the index sponsor are the property of their respective owners. None of the index sponsors: (i) makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes, (ii) has any obligation to take the needs of Barclays or the owners of the Notes into consideration in determining, composing or calculating the index, (iii) is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes may be converted if applicable, into cash; nor (iv) has any obligation or liability in connection with the administration, operation, marketing, sale or trading of the Notes.

Any names and logos used herein that are service marks or trademarks are used with the permission of their respective owner.

Barclays Capital - the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorized and regulated by FSA and member of the London Stock Exchange.